Exhibit 99.2

Derma Sciences Announces Pricing of UNDERWRITTEN PUBLIC Offering of Common Stock

PRINCETON, N.J. (January 24, 2014) – Derma Sciences, Inc. (the “Company”) (Nasdaq: DSCI), a tissue regeneration company focused on advanced wound care, today announced the pricing of an underwritten public offering of 6,521,739 shares of common stock at a price to the public of $11.50 per share. The Company has granted the underwriters a 30-day option to purchase an additional 978,261 shares of common stock to cover over-allotments, if any. The offering is expected to close on or about January 29, 2014, subject to customary closing conditions.

Piper Jaffray & Co. and Canaccord Genuity Inc. are acting as joint bookrunning managers for the offering. Oppenheimer & Co. Inc. and Roth Capital Partners are acting as financial advisors to the Company.

Gross proceeds from the sale of the shares of common stock are expected to be approximately $75 million, or $86 million if the underwriters exercise their option to purchase additional shares in full. Derma Sciences expects to use the proceeds from the offering for the continued development of DSC127, for sales force expansion, and for general corporate purposes.

The offering is being made pursuant to a shelf registration statement that was previously filed with and declared effective by the Securities and Exchange Commission (SEC) and a registration statement filed with and declared effective by the SEC pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended.

A preliminary prospectus supplement and accompanying prospectus related to the offering was filed with the SEC on January 23, 2014. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying prospectus can be obtained through the website of the SEC at www.sec.gov. When available, copies of the prospectus supplement and accompanying prospectus relating to the offering may also be obtained by contacting Piper Jaffray & Co., by mail at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, or by telephone at (800) 747-3924 or by contacting the Syndicate Department of Canaccord Genuity Inc., by mail at 99 High Street, 12th Floor, Boston, MA 02110, or by telephone at (800) 225-6201. Before investing in the offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus, which provide more information about the Company and the offering.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

About Derma Sciences, Inc.

Derma Sciences is a medical technology company focused on three segments of the wound care marketplace: pharmaceutical wound care products; advanced wound care dressings to address chronic wounds including diabetic ulcers; and traditional dressings. The Company has begun its Phase 3 clinical trials in diabetic foot ulcer healing with DSC127, based on excellent Phase 2 data. During the third quarter of 2014 Derma Sciences expects to begin marketing AmnioMatrix®, a portfolio of two novel human placental-derived tissue products for wound healing. Its MEDIHONEY® product is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown in clinical studies to be effective in a variety of indications. TCC-EZ® is its gold-standard total contact casting system for diabetic foot ulcers. Other novel products introduced into the $14 billion global wound care market include XTRASORB® for better management of wound exudate, and BIOGUARD® for barrier protection against microbes and other contaminants.

For more information please visit www.dermasciences.com.

Forward-Looking Statements

Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Derma Sciences, Inc.

John E. Yetter

Executive Vice President of Finance, CFO

jyetter@dermasciences.com

(609) 514- 4744

Investors

LHA

Kim Sutton Golodetz (kgolodetz@lhai.com)

(212) 838-3777

or

Bruce Voss (bvoss@lhai.com)

(310) 691-7100

Media

Rooney & Associates Communications

Chenoa Taitt (ctaitt@rooneyco.com)

(212) 223-0689